EXHIBIT 4.1

PACIFICORP
(An Oregon Corporation)

TO

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

(as successor to The Bank of New York Mellon)

As Trustee under PacifiCorp's
Mortgage and Deed of Trust,
Dated as of January 9, 1989

_____________________

Twenty-Fifth Supplemental Indenture
Dated as of January 1, 2012

Supplemental to PacifiCorp's Mortgage and Deed of Trust
Dated as of January 9, 1989

_____________________

This Instrument Grants a Security Interest by a Transmitting Utility

This Instrument Contains After‑Acquired Property Provisions

TWENTY-FIFTH SUPPLEMENTAL INDENTURE

THIS INDENTURE, dated as of the 1st day of January, 2012, made and entered into by and between PACIFICORP, a corporation of the State of Oregon, whose address is 825 NE Multnomah, Portland, Oregon 97232 (hereinafter sometimes called the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor to The Bank of New York Mellon), a national banking association whose address is 700 S. Flower Street, Suite 500, Los Angeles, California 90017 (the “Trustee”), as Trustee under the Mortgage and Deed of Trust, dated as of January 9, 1989, as heretofore amended and supplemented (hereinafter called the “Mortgage”), is executed and delivered by the Company in accordance with the provisions of the Mortgage, this indenture (hereinafter called the “Twenty-Fifth Supplemental Indenture”) being supplemental thereto.

WHEREAS, the Mortgage was or is to be recorded in the official records of the States of Arizona, California, Colorado, Idaho, Montana, New Mexico, Oregon, Utah, Washington and Wyoming and various counties within such states, which counties include or will include all counties in which this Twenty-Fifth Supplemental Indenture is to be recorded; and
WHEREAS, by the Mortgage the Company covenanted that it would execute and deliver such supplemental indenture or indentures and such further instruments and do such further acts as might be necessary or proper to carry out more effectually the purposes of the Mortgage and to make subject to the Lien of the Mortgage any property thereafter acquired, made or constructed and intended to be subject to the Lien thereof; and
WHEREAS, in addition to the property described in the Mortgage, the Company has acquired certain other property, rights and interests in property; and
WHEREAS, the Company has executed, delivered, recorded and filed supplemental indentures as follows:

Dated as of

First	March 31, 1989
Second	December 29, 1989
Third	March 31, 1991
Fourth	December 31, 1991
Fifth	March 15, 1992
Sixth	July 31, 1992
Seventh	March 15, 1993
Eighth	November 1, 1993
Ninth	June 1, 1994
Tenth	August 1, 1994
Eleventh	December 1, 1995
Twelfth	September 1, 1996
Thirteenth	November 1, 1998
Fourteenth	November 15, 2001
Fifteenth	June 1, 2003
Sixteenth	September 1, 2003
Seventeenth	August 1, 2004
Eighteenth	June 1, 2005
Nineteenth	August 1, 2006
Twentieth	March 1, 2007
Twenty-First	October 1, 2007
Twenty-Second	July 1, 2008
Twenty-Third	January 1, 2009
Twenty-Fourth	May 1, 2011

and
WHEREAS, the Company has heretofore issued, in accordance with the provisions of the Mortgage, bonds entitled and designated First Mortgage and Collateral Trust Bonds or First Mortgage Bonds, as the case may be, of the series and in the principal amounts as follows:

	Series	Due Date	Aggregate Principal Amount Issued	Aggregate Principal Amount Outstanding [1]
First	10.45% Series due January 9, 1990	1/9/90	$500,000	$0
Second	Secured Medium-Term Notes, Series A	various	250,000,000	0
Third	Secured Medium-Term Notes, Series B	various	200,000,000	0
Fourth	Secured Medium-Term Notes, Series C	various	300,000,000	35,000,000
Fifth	Secured Medium-Term Notes, Series D	various	250,000,000	0
Sixth	C-U Series	various	250,432,000	42,685,000
Seventh	Secured Medium-Term Notes, Series E	various	500,000,000	165,000,000
Eighth	6 3/4% Series due April 1, 2005	4/1/2005	150,000,000	0
Ninth	Secured Medium-Term Notes, Series F	various	500,000,000	140,000,000
Tenth	E-L Series	various	71,200,000	71,200,000
Eleventh	Secured Medium-Term Notes, Series G	various	500,000,000	100,000,000
Twelfth	Series 1994-1 Bonds	various	216,470,000	216,470,000
Thirteenth	Adjustable Rate Replacement Series	2002	13,234,000	0
Fourteenth	9 3/8% Replacement Series due 1997	1997	50,000,000	0
Fifteenth	Bond Credit Series Bonds	various	498,589,753	0
Sixteenth	Secured Medium-Term Notes, Series H	various	500,000,000	0
Seventeenth	5.65% Series due 2006	11/1/06	200,000,000	0
Eighteenth	6.90% Series due November 15, 2011	11/15/11	500,000,000	0
Nineteenth	7.70% Series due November 15, 2031	11/15/31	300,000,000	300,000,000
Twentieth	Collateral Bonds, First 2003 Series	12/1/14	15,000,000	15,000,000
Twenty-First	Collateral Bonds, Second 2003 Series	12/1/16	8,500,000	8,500,000
Twenty-Second	Collateral Bonds, Third 2003 Series	1/1/14	17,000,000	17,000,000
Twenty-Third	Collateral Bonds, Fourth 2003 Series	1/1/16	45,000,000	45,000,000
Twenty-Fourth	Collateral Bonds, Fifth 2003 Series	11/1/25	5,300,000	5,300,000
Twenty-Fifth	Collateral Bonds, Sixth 2003 Series	11/1/25	22,000,000	22,000,000
Twenty-Sixth	4.30% Series due 2008	9/15/08	200,000,000	0
Twenty-Seventh	5.45% Series due 2013	9/15/13	200,000,000	200,000,000
Twenty-Eighth	4.95% Series due 2014	8/15/14	200,000,000	200,000,000
Twenty-Ninth	5.90% Series due 2034	8/15/34	200,000,000	200,000,000
Thirtieth	5.25% Series due 2035	6/15/35	300,000,000	300,000,000
Thirty-First	6.10% Series due 2036	8/1/36	350,000,000	350,000,000
Thirty-Second	5.75% Series due 2037	4/1/37	600,000,000	600,000,000
Thirty-Third	6.25% Series due 2037	10/15/37	600,000,000	600,000,000
Thirty-Fourth	5.65% Series due 2018	7/15/18	500,000,000	500,000,000
Thirty-Fifth	6.35% Series due 2038	7/15/38	300,000,000	300,000,000
Thirty-Sixth	5.50% Series due 2019	1/15/19	350,000,000	350,000,000
Thirty-Seventh	6.00% Series due 2039	1/15/39	650,000,000	650,000,000
Thirty-Eighth	3.85% Series due 2021	6/15/21	400,000,000	400,000,000
_____________________________
1 Amount outstanding as of January 1, 2012

and
WHEREAS, Section 2.03 of the Mortgage provides that the form or forms, terms and conditions of and other matters not inconsistent with the provisions of the Mortgage, in connection with each series of bonds (other than the First Series) issued thereunder, shall be established in or pursuant to one or more Resolutions and/or shall be established in one or more indentures supplemental to the Mortgage, prior to the initial issuance of bonds of such series; and
WHEREAS, Section 22.04 of the Mortgage provides, among other things, that any power, privilege or right expressly or impliedly reserved to or in any way conferred upon the Company by any provision of the Mortgage, whether such power, privilege or right is in any way restricted or is unrestricted, may be in whole or in part waived or surrendered or subjected to any restriction if at the time unrestricted or to additional restriction if already restricted, and the Company may enter into any further covenants, limitations, restrictions or provisions for the benefit of any one or more series of bonds issued thereunder and provide that a breach thereof shall be equivalent to a Default under the Mortgage, or the Company may cure any ambiguity contained therein, or in any supplemental indenture, or may (in lieu of establishment in or pursuant to a Resolution in accordance with Section 2.03 of the Mortgage) establish the forms, terms and provisions of any series of bonds other than said First Series, by an instrument in writing executed by the Company; and
WHEREAS, the Company now desires to create two new series of bonds and (pursuant to the provisions of Section 22.04 of the Mortgage) to add to its covenants and agreements contained in the Mortgage certain other covenants and agreements to be observed by it; and

WHEREAS, the execution and delivery by the Company of this Twenty-Fifth Supplemental Indenture, and the terms of the bonds of the Thirty-Ninth Series and the Fortieth Series herein referred to, have been duly authorized by the Board of Directors in or pursuant to appropriate Resolutions;
Now, Therefore, This Indenture Witnesseth:
That PACIFICORP, an Oregon corporation, in consideration of the premises and of good and valuable consideration to it duly paid by the Trustee at or before the ensealing and delivery of these presents, the receipt and sufficiency whereof is hereby acknowledged, and in order to secure the payment of both the principal of and interest and premium, if any, on the bonds from time to time issued under the Mortgage, according to their tenor and effect and the performance of all provisions of the Mortgage (including any instruments supplemental thereto and any modification made as in the Mortgage provided) and of such bonds, and to confirm the Lien of the Mortgage on certain after-acquired property, hereby mortgages, pledges and grants a security interest in (subject, however, to Excepted Encumbrances as defined in Section 1.06 of the Mortgage), unto The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon), as Trustee, and to its successor or successors in said trust, and to said Trustee and its successors and assigns forever, all properties of the Company real, personal and mixed, owned by the Company as of the date of the Mortgage and acquired by the Company after the date of the Mortgage, subject to the provisions of Section 18.03 of the Mortgage, of any kind or nature (except any herein or in the Mortgage expressly excepted), now owned or, subject to the provisions of Section 18.03 of the Mortgage, hereafter acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) and wheresoever situated (except such of such properties as are excluded by name or nature from the Lien hereof), including the properties described in Article V hereof, and further including (without limitation) all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights of way and other rights in or relating to real estate or the occupancy of the same; all power sites, flowage rights, water rights, water locations, water appropriations, ditches, flumes, reservoirs, reservoir sites, canals, raceways, waterways, dams, dam sites, aqueducts, and all other rights or means for appropriating, conveying, storing and supplying water; all rights of way and roads; all plants for the generation of electricity and other forms of energy (whether now known or hereafter developed) by steam, water, sunlight, chemical processes and/or (without limitation) all other sources of power (whether now known or hereafter developed); all power houses, gas plants, street lighting systems, standards and other equipment incidental thereto; all telephone, radio, television and other communications, image and data transmission systems, air-conditioning systems and equipment incidental thereto, water wheels, water works, water systems, steam and hot water plants, substations, lines, service and supply systems, bridges, culverts, tracks, ice or refrigeration plants and equipment, offices, buildings and other structures and the equipment thereof; all machinery, engines, boilers, dynamos, turbines, electric, gas and other machines, prime movers, regulators, meters, transformers, generators (including, but not limited to, engine-driven generators and turbogenerator units), motors, electrical, gas and mechanical appliances, conduits, cables, water, steam, gas or other pipes, gas mains and pipes, service pipes, fittings, valves and connections, pole and transmission lines, towers, overhead conductors and devices, underground conduits, underground conductors and devices, wires, cables, tools, implements, apparatus, storage battery equipment and all other fixtures and personalty; all municipal and other franchises, consents or permits; all lines for the transmission and distribution of electric current and other forms of energy, gas, steam, water or communications, images and data for any purpose including towers, poles, wires, cables, pipes, conduits, ducts and all apparatus for use in connection therewith and (except as herein or in the Mortgage expressly excepted) all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore described;
TOGETHER WITH all and singular the tenements, hereditaments, prescriptions, servitudes and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 13.01 of the Mortgage) the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property and franchises and every part and parcel thereof;
IT IS HEREBY AGREED by the Company that, subject to the provisions of Section 18.03 of the Mortgage, all the property, rights and franchises acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) after the date hereof, except any herein or in the Mortgage expressly excepted, shall be and are as fully mortgaged and pledged hereby and as fully embraced within the Lien of the Mortgage as if such property, rights and franchises were now owned by the Company and were specifically described herein or in the Mortgage and mortgaged hereby or thereby;
PROVIDED THAT the following are not and are not intended to be now or hereafter mortgaged or pledged hereunder, nor is a security interest therein hereby granted or intended to be granted, and the same are hereby expressly excepted from the Lien and operation of the Mortgage, namely: (1) cash, shares of stock, bonds, notes and other obligations and other securities not hereafter specifically pledged, paid, deposited, delivered or held under the Mortgage or covenanted so to be; (2) merchandise, equipment, apparatus, materials or supplies held for the purpose of sale or other disposition in the usual course of business or for the purpose of repairing or replacing (in whole or part) any rolling stock, buses, motor coaches, automobiles or other vehicles or aircraft or boats, ships or other vessels, and any fuel, oil and similar materials and supplies consumable in the operation of any of the properties of the Company; rolling stock, buses, motor coaches, automobiles and other vehicles and all aircraft; boats, ships and other vessels; all crops (both growing and harvested), timber (both growing and harvested), minerals (both in place and severed), and mineral rights and royalties; (3) bills, notes and other instruments and accounts receivable, judgments, demands, general intangibles and choses in action, and all contracts, leases and operating agreements not specifically pledged under the Mortgage or covenanted so to be; (4) the last day of the term of any lease or leasehold which may be or become subject to the Lien of the Mortgage; (5) electric energy, gas, water, steam, ice and other materials, forms of energy or products generated, manufactured, produced or purchased by the Company for sale, distribution or use in the ordinary course of its business; (6) any natural gas wells or natural gas leases or natural gas transportation lines or other works or property used primarily and principally in the production of natural gas or its transportation, primarily for the purpose of sale to natural gas customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system; (7) the Company's franchise to be a corporation; (8) any interest (as lessee, owner or otherwise) in the Wyodak Facility, including, without limitation, any equipment, parts, improvements, substitutions, replacements or other property relating thereto; and (9) any property heretofore released pursuant to any provision of the Mortgage and not heretofore disposed of by the Company; provided, however, that the property and rights expressly excepted from the Lien and operation of the Mortgage in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that the Trustee or a receiver for the Trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XV of the Mortgage by reason of the occurrence of a Default;

AND PROVIDED FURTHER, that as to any property of the Company that, pursuant to the after-acquired property provisions thereof, hereafter becomes subject to the lien of a mortgage, deed of trust or similar indenture that may in accordance with the Mortgage hereafter become designated as a Class “A” Mortgage, the Lien hereof shall at all times be junior and subordinate to the lien of such Class “A” Mortgage;

TO HAVE AND TO HOLD all such properties, real, personal and mixed, mortgaged and pledged, or in which a security interest has been granted by the Company as aforesaid, or intended so to be (subject, however, to Excepted Encumbrances as defined in Section 1.06 of the Mortgage), unto The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon), as Trustee, and its successors and assigns forever;
IN TRUST NEVERTHELESS, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Mortgage, this Twenty-Fifth Supplemental Indenture being supplemental to the Mortgage;
AND IT IS HEREBY COVENANTED by the Company that all the terms, conditions, provisos, covenants and provisions contained in the Mortgage shall affect and apply to the property hereinbefore described and conveyed, and to the estates, rights, obligations and duties of the Company and the Trustee and the beneficiaries of the trust with respect to said property, and to the Trustee and its successor or successors in the trust, in the same manner and with the same effect as if the said property had been owned by the Company at the time of the execution of the Mortgage, and had been specifically and at length described in and conveyed to said Trustee by the Mortgage as a part of the property therein stated to be conveyed.
The Company further covenants and agrees to and with the Trustee and its successor or successors in such trust under the Mortgage, as follows:

ARTICLE I

Thirty-Ninth Series of Bonds

SECTION 1.01. There shall be a series of bonds designated “2.95% Series due 2022” (herein sometimes referred to as the Thirty-Ninth Series), each of which shall also bear the descriptive title “First Mortgage Bond,” and the form thereof, which shall be established by or pursuant to a Resolution, shall contain suitable provisions with respect to the matters hereinafter in this Section specified.
(I) Bonds of the Thirty-Ninth Series shall mature on February 1, 2022 and shall be issued as fully registered bonds in the minimum denomination of two thousand dollars and, at the option of the Company, any multiple or multiples of one thousand dollars in excess thereof (the exercise of such option to be evidenced by the execution and delivery thereof).
The Company reserves the right to establish, at any time, by or pursuant to a Resolution filed with the Trustee, a form of coupon bond, and or appurtenant coupons, for the Thirty-Ninth Series and to provide for exchangeability of such coupon bonds with the bonds of the Thirty-Ninth Series issued hereunder in fully registered form and to make all appropriate provisions for such purpose.
Bonds of the Thirty-Ninth Series need not be issued at the same time and such series may be reopened at any time, without notice to or the consent of any then-existing holder or holders of any bond of the Thirty-Ninth Series, for issuances of additional bonds of the Thirty-Ninth Series in an unlimited principal amount. Any such additional bonds will have the same interest rate, maturity and other terms as those initially issued, except for payment of interest accruing prior to the original issue date of such additional bonds and, if applicable, for the first interest payment date following such original issue date.
(II) Bonds of the Thirty-Ninth Series shall bear interest at the rate of two and ninety-five hundredths per centum (2.95%) per annum payable semi-annually in arrears on February 1 and August 1 of each year (each, an “Interest Payment Date”). Bonds of the Thirty-Ninth Series shall be dated and shall accrue interest as provided in Section 2.06 of the Mortgage.
The initial Interest Payment Date is August 1, 2012. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on any bond of the Thirty-Ninth Series is not a Business Day, then payment of the interest payable on that date will be made on the next succeeding day which is a Business Day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date.

Interest payable on any bond of the Thirty-Ninth Series and punctually paid or duly provided for on any Interest Payment Date for such bond will be paid to the person in whose name the bond is registered at the close of business on the Record Date (as hereinafter specified) for such bond next preceding such Interest Payment Date; provided, however, that interest payable at maturity or upon earlier redemption will be payable to the person to whom principal shall be payable. So long as the bonds of the Thirty-Ninth Series remain in book-entry only form, the “Record Date” for each Interest Payment Date shall be the close of business on the Business Day before the applicable Interest Payment Date. If the bonds of the Thirty-Ninth Series are not in book-entry only form, the Record Date for each Interest Payment Date shall be the close of business on the 15th calendar day of the month immediately preceding the month in which the applicable Interest Payment Date occurs (whether or not a Business Day).
“Business Day” means, for purposes of this Section (II), a day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.
Any interest on any bond of the Thirty-Ninth Series which is payable but is not punctually paid or duly provided for, on any Interest Payment Date for such bond (herein called “Defaulted Interest”), shall forthwith cease to be payable to the registered owner on the relevant Record Date for the payment of such interest solely by virtue of such owner having been such owner; and such Defaulted Interest may be paid by the Company, at its election in each case, as provided in subsection (i) or (ii) below:

(i)
The Company may elect to make payment of any Defaulted Interest on the bonds of the Thirty-Ninth Series to the persons in whose names such bonds are registered at the close of business on a Special Record Date (as hereinafter defined) for the payment of such Defaulted Interest, which shall be fixed in the following manner: The Company shall, at least 30 days prior to the proposed date of payment, notify the Trustee in writing (signed by an Authorized Financial Officer of the Company) of the amount of Defaulted Interest proposed to be paid on each bond of the Thirty-Ninth Series and the date of the proposed payment (which date shall be such as will enable the Trustee to comply with the next sentence hereof), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the persons entitled to such Defaulted Interest as in this subsection provided and not to be deemed part of the Mortgaged and Pledged Property. Thereupon, the Trustee shall fix a record date (herein referred to as a “Special Record Date”) for the payment of such Defaulted Interest which date shall be not more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each registered owner of a bond of the Thirty-Ninth Series at his, her or its address as it appears in the bond register not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the persons in whose names the bonds of the Thirty-Ninth Series are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following subsection (ii).

(ii)
The Company may make payment of any Defaulted Interest on the bonds of the Thirty-Ninth Series in any other lawful manner not inconsistent with the requirements of any securities exchange on which such bonds may be listed and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this subsection, such payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section, each bond of the Thirty-Ninth Series delivered under the Mortgage upon transfer of or in exchange for or in lieu of any other bond shall carry all rights to interest accrued and unpaid, and to accrue, which were carried by such other bond and each such bond shall bear interest from such date, that neither gain nor loss in interest shall result from such transfer, exchange or substitution.
(III) The principal of and interest and premium, if any, on each bond of the Thirty-Ninth Series shall be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts or in such other currency or currency unit as shall be determined by or in accordance with the Resolution filed with the Trustee.

(IV) Bonds of the Thirty-Ninth Series shall not be redeemable prior to maturity at the option of any holder or holders of such bonds. Bonds of the Thirty-Ninth Series shall be redeemable in whole or in part and at any time prior to maturity at the option of the Company. Prior to November 1, 2021, the redemption price shall include accrued and unpaid interest to the redemption date on the bonds to be redeemed, plus the greater of (a) one hundred per centum (100%) of the principal amount of bonds then Outstanding to be redeemed, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 15 basis points, as calculated by an Independent Investment Banker. At any time on or after November 1, 2021, the redemption price shall include accrued and unpaid interest to the redemption date on the bonds to be redeemed, plus one hundred percent (100%) of the principal amount of bonds then Outstanding to be redeemed. The Company shall give the Trustee notice of the redemption price referred to in the second preceding sentence immediately after the calculation thereof, and the Trustee shall have no responsibility for such calculation. If the Company elects to partially redeem the bonds of the Thirty-Ninth Series, the Trustee shall select in a fair and appropriate manner the bonds of the Thirty-Ninth Series to be redeemed.
    “Adjusted Treasury Rate” means, with respect to any redemption date, the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Adjusted Treasury Rate will be calculated on the third Business Day preceding the redemption date.
“Business Day” means, for purposes of this Section (IV), a day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the bonds of the Thirty-Ninth Series to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds (the “Remaining Life”).
“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company and its successors, or if that firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by the Company.
“Reference Treasury Dealer” means: (a) each of J.P. Morgan Securities LLC, RBS Securities Inc., a Primary Treasury Dealer (as defined herein) selected by Mitsubishi UFJ Securities (USA), Inc. and a Primary Treasury Dealer selected by Wells Fargo Securities, LLC and their respective successors; provided that, if one of these parties ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer; and (b) any other Primary Treasury Dealers selected by the Company.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
(V) Each bond of the Thirty-Ninth Series may have such other terms as are not inconsistent with Section 2.03 of the Mortgage, and as may be determined by or in accordance with a Resolution filed with the Trustee.

(VI) At the option of the registered owner, any bonds of the Thirty-Ninth Series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, shall be exchangeable for a like aggregate principal amount of bonds of the same series and same terms of other authorized denominations.
(VII) Bonds of the Thirty-Ninth Series shall be transferable, subject to any restrictions thereon set forth in any such bond of the Thirty-Ninth Series, upon the surrender thereof for cancellation, together with a written instrument of transfer, if required by the Company, duly executed by the registered owner or by his, her or its duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York. Upon any transfer or exchange of bonds of the Thirty-Ninth Series, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other government charge, as provided in Section 2.08 of the Mortgage, but the Company hereby waives any right to make a charge in addition thereto for any exchange or transfer of bonds of the Thirty-Ninth Series.
(VIII) After the execution and delivery of this Twenty-Fifth Supplemental Indenture and upon compliance with the applicable provisions of the Mortgage and this Twenty-Fifth Supplemental Indenture, it is contemplated that there shall be issued bonds of the Thirty-Ninth Series in an initial aggregate principal amount of Three Hundred Fifty Million Dollars (U.S. $350,000,000).

ARTICLE II

Fortieth Series of Bonds

SECTION 2.01. There shall be a series of bonds designated “4.10% Series due 2042” (herein sometimes referred to as the Fortieth Series), each of which shall also bear the descriptive title “First Mortgage Bond,” and the form thereof, which shall be established by or pursuant to a Resolution, shall contain suitable provisions with respect to the matters hereinafter in this Section specified.
(I) Bonds of the Fortieth Series shall mature on February 1, 2042 and shall be issued as fully registered bonds in the minimum denomination of two thousand dollars and, at the option of the Company, any multiple or multiples of one thousand dollars in excess thereof (the exercise of such option to be evidenced by the execution and delivery thereof).
The Company reserves the right to establish, at any time, by or pursuant to a Resolution filed with the Trustee, a form of coupon bond, and or appurtenant coupons, for the Fortieth Series and to provide for exchangeability of such coupon bonds with the bonds of the Fortieth Series issued hereunder in fully registered form and to make all appropriate provisions for such purpose.
Bonds of the Fortieth Series need not be issued at the same time and such series may be reopened at any time, without notice to or the consent of any then-existing holder or holders of any bond of the Fortieth Series, for issuances of additional bonds of the Fortieth Series in an unlimited principal amount. Any such additional bonds will have the same interest rate, maturity and other terms as those initially issued, except for payment of interest accruing prior to the original issue date of such additional bonds and, if applicable, for the first interest payment date following such original issue date.
(II) Bonds of the Fortieth Series shall bear interest at the rate of four and ten hundredths per centum (4.10%) per annum payable semi-annually in arrears on February 1 and August 1 of each year (each, an “Interest Payment Date”). Bonds of the Fortieth Series shall be dated and shall accrue interest as provided in Section 2.06 of the Mortgage.
The initial Interest Payment Date is August 1, 2012. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on any bond of the Fortieth Series is not a Business Day, then payment of the interest payable on that date will be made on the next succeeding day which is a Business Day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date.
Interest payable on any bond of the Fortieth Series and punctually paid or duly provided for on any Interest Payment Date for such bond will be paid to the person in whose name the bond is registered at the close of business on the Record Date (as hereinafter specified) for such bond next preceding such Interest Payment Date; provided, however, that interest payable at maturity or upon earlier redemption will be payable to the person to whom principal shall be payable. So long as the bonds of the Fortieth Series remain in book-entry only form, the “Record Date” for each Interest Payment Date shall be the close of business on the Business Day before the applicable Interest Payment Date. If the bonds of the Fortieth Series are not in book-entry only form, the Record Date for each Interest Payment Date shall be the close of business on the 15th calendar day of the month immediately preceding the month in which the applicable Interest Payment Date occurs (whether or not a Business Day).

“Business Day” means, for purposes of this Section (II), a day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.
Any interest on any bond of the Fortieth Series which is payable but is not punctually paid or duly provided for, on any Interest Payment Date for such bond (herein called “Defaulted Interest”), shall forthwith cease to be payable to the registered owner on the relevant Record Date for the payment of such interest solely by virtue of such owner having been such owner; and such Defaulted Interest may be paid by the Company, at its election in each case, as provided in subsection (i) or (ii) below:

(i)
The Company may elect to make payment of any Defaulted Interest on the bonds of the Fortieth Series to the persons in whose names such bonds are registered at the close of business on a Special Record Date (as hereinafter defined) for the payment of such Defaulted Interest, which shall be fixed in the following manner: The Company shall, at least 30 days prior to the proposed date of payment, notify the Trustee in writing (signed by an Authorized Financial Officer of the Company) of the amount of Defaulted Interest proposed to be paid on each bond of the Fortieth Series and the date of the proposed payment (which date shall be such as will enable the Trustee to comply with the next sentence hereof), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the persons entitled to such Defaulted Interest as in this subsection provided and not to be deemed part of the Mortgaged and Pledged Property. Thereupon, the Trustee shall fix a record date (herein referred to as a “Special Record Date”) for the payment of such Defaulted Interest which date shall be not more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each registered owner of a bond of the Fortieth Series at his, her or its address as it appears in the bond register not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the persons in whose names the bonds of the Fortieth Series are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following subsection (ii).

(ii)
The Company may make payment of any Defaulted Interest on the bonds of the Fortieth Series in any other lawful manner not inconsistent with the requirements of any securities exchange on which such bonds may be listed and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this subsection, such payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section, each bond of the Fortieth Series delivered under the Mortgage upon transfer of or in exchange for or in lieu of any other bond shall carry all rights to interest accrued and unpaid, and to accrue, which were carried by such other bond and each such bond shall bear interest from such date, that neither gain nor loss in interest shall result from such transfer, exchange or substitution.
(III) The principal of and interest and premium, if any, on each bond of the Fortieth Series shall be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts or in such other currency or currency unit as shall be determined by or in accordance with the Resolution filed with the Trustee.
(IV) Bonds of the Fortieth Series shall not be redeemable prior to maturity at the option of any holder or holders of such bonds. Bonds of the Fortieth Series shall be redeemable in whole or in part and at any time prior to maturity at the option of the Company. Prior to August 1, 2041, the redemption price shall include accrued and unpaid interest to the redemption date on the bonds to be redeemed, plus the greater of (a) one hundred per centum (100%) of the principal amount of bonds then Outstanding to be redeemed, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 20 basis points, as calculated by an Independent Investment Banker. At any time on or after August 1, 2041, the redemption price shall include accrued and unpaid interest to the redemption date on the bonds to be redeemed, plus one hundred percent (100%) of the principal amount of bonds then Outstanding to be redeemed. The Company shall give the Trustee notice of the redemption price referred to in the second preceding sentence immediately after the calculation thereof, and the Trustee shall have no responsibility for such calculation. If the Company elects to partially redeem the bonds of the Fortieth Series, the Trustee shall select in a fair and appropriate manner the bonds of the Fortieth Series to be redeemed.

    “Adjusted Treasury Rate” means, with respect to any redemption date, the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Adjusted Treasury Rate will be calculated on the third Business Day preceding the redemption date.
“Business Day” means, for purposes of this Section (IV), a day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the bonds of the Fortieth Series to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds (the “Remaining Life”).
“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company and its successors, or if that firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by the Company.
“Reference Treasury Dealer” means: (a) each of J.P. Morgan Securities LLC, RBS Securities Inc., a Primary Treasury Dealer (as defined herein) selected by Mitsubishi UFJ Securities (USA), Inc. and a Primary Treasury Dealer selected by Wells Fargo Securities, LLC and their respective successors; provided that, if one of these parties ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer; and (b) any other Primary Treasury Dealers selected by the Company.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
(V) Each bond of the Fortieth Series may have such other terms as are not inconsistent with Section 2.03 of the Mortgage, and as may be determined by or in accordance with a Resolution filed with the Trustee.
(VI) At the option of the registered owner, any bonds of the Fortieth Series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, shall be exchangeable for a like aggregate principal amount of bonds of the same series and same terms of other authorized denominations.
(VII) Bonds of the Fortieth Series shall be transferable, subject to any restrictions thereon set forth in any such bond of the Fortieth Series, upon the surrender thereof for cancellation, together with a written instrument of transfer, if required by the Company, duly executed by the registered owner or by his, her or its duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York. Upon any transfer or exchange of bonds of the Fortieth Series, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other government charge, as provided in Section 2.08 of the Mortgage, but the Company hereby waives any right to make a charge in addition thereto for any exchange or transfer of bonds of the Fortieth Series.

(VIII) After the execution and delivery of this Twenty-Fifth Supplemental Indenture and upon compliance with the applicable provisions of the Mortgage and this Twenty-Fifth Supplemental Indenture, it is contemplated that there shall be issued bonds of the Fortieth Series in an initial aggregate principal amount of Three Hundred Million Dollars (U.S. $300,000,000).

ARTICLE III

The Company Reserves the Right to Amend Provisions

Regarding Properties Excepted from Lien of Mortgage

SECTION 3.01. The Company reserves the right, without any consent or other action by holders of bonds of the Ninth Series, or any other series of bonds subsequently created under the Mortgage (including the bonds of the Thirty-Ninth Series and Fortieth Series), to make such amendments to the Mortgage, as heretofore amended and supplemented, as shall be necessary in order to amend the first proviso to the granting clause of the Mortgage, which proviso sets forth the properties excepted from the Lien of the Mortgage, to add a new exception (10) which shall read as follows:
“(10) allowances allocated to steam-electric generating plants owned by the Company or in which the Company has interests, pursuant to Title IV of the Clean Air Act Amendments of 1990, Pub. L. 101-549, Nov. 15, 1990, 104 Stat. 2399, 42 USC 7651, et seq., as now in effect or as hereafter supplemented or amended.”

ARTICLE IV

Miscellaneous Provisions

SECTION 4.01. The right, if any, of the Company to assert the defense of usury against a holder or holders of bonds of the Thirty-Ninth Series, the Fortieth Series or any subsequent series shall be determined only under the laws of the State of New York.

SECTION 4.02. The terms defined in the Mortgage shall, for all purposes of this Twenty-Fifth Supplemental Indenture, have the meanings specified in the Mortgage. The terms defined in Article I and in Article II of this Twenty-Fifth Supplemental Indenture shall, for purposes of those respective Articles, have the meanings specified in Article I and Article II of this Twenty-Fifth Supplemental Indenture, as the case may be.

SECTION 4.03. The Trustee hereby accepts the trusts hereby declared, provided, created or supplemented, and agrees to perform the same upon the terms and conditions herein and in the Mortgage, as hereby supplemented, set forth, including the following:

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twenty-Fifth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. Each and every term and condition contained in Article XIX of the Mortgage shall apply to and form part of this Twenty-Fifth Supplemental Indenture with the same force and effect as if the same were herein set forth in full, with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Twenty-Fifth Supplemental Indenture.

SECTION 4.04. Whenever in this Twenty-Fifth Supplemental Indenture either of the Company or the Trustee is named or referred to, this shall, subject to the provisions of Articles XVIII and XIX of the Mortgage, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Twenty-Fifth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee, shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

SECTION 4.05. Nothing in this Twenty-Fifth Supplemental Indenture, expressed or implied, is intended, or shall be construed to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds and coupons outstanding under the Mortgage, any right, remedy or claim under or by reason of this Twenty-Fifth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Twenty-Fifth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and of the coupons outstanding under the Mortgage.
SECTION 4.06. This Twenty-Fifth Supplemental Indenture shall be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

ARTICLE V

Specific Description of Property

The properties of the Company, owned as of the date hereof, and used (or held for future development and use) in connection with the Company's electric utility systems, or for other purposes, as follows:

Croydon Substation
Internal Parcel: UTMG-0005
Located in Morgan County, Utah
County Tax Assessor ID # 00-0002-4867

A parcel of land, situate in the South Half of Section 20, Township 4 North, Range 4 East, Salt Lake Base and Meridian, Morgan County, Utah. Said parcel more particularly described as follows:

Beginning at a point on the East line of Grantors land, and the west line of 6800 E., which is 1817.82 feet N.89°41'21”W along the Section line, and 1683.99 feet NORTH from the South East Corner of said Section 20, and running thence S.13°59'47”W 12.63 feet along said East line; thence S.57°20'04”W 405.93 feet; thence N.80°00'00”W 499.21 feet; thence N.10°00'00”E 335.00 feet; thence S.80°00'00”E 170.00 feet; thence S.75°41'49”E 630.36 feet to the point of beginning.

The above-described parcel contains 211,353 square feet or 4.852 acres, more or less.

Bryan Substation
Internal Parcel: WYNA-0037
Located in Natrona County, Wyoming
Tax ID Number: 337903100013

A Parcel located in and being a portion of the SE¼NE¼, Section 3, Township 33 North, Range 79 West of the Sixth Principal Meridian, Natrona County, Wyoming and being more particularly described by metes and bounds as follows:

Beginning at the northeasterly comer of the Parcel being described and also the northwesterly comer of certain tract identified as Bryan Substation and a point in the southerly line of Ruan Addition to the City of Casper, Wyoming and from which point the southeasterly comer of said Ruan Addition bears S.89°08'00"E., 150.00 feet; thence from said Point of Beginning and along the easterly line of said Parcel and the westerly line of said Bryan Substation, S.1°16'39"W., 100.02 feet to a point; thence along the northerly line of said Parcel and the southerly line of said Bryan Substation, S.89°08'00"E., 150.00 feet to a point in and intersection with the westerly line of Bryan Stock Trail; thence along the easterly line of said Parcel and the westerly line of said Bryan Stock Trail, S.1°09'25"W., 76.51 feet to a point; thence S.42°17' 17"W., 59.90 feet to the southeasterly comer of said Parcel and a point in and intersection with the northerly line of U.S. Interstate Highway No. 25; thence along the southerly line of said Parcel and the northerly line of said U.S. Interstate Highway No. 25, S.82°56'33"W., 160.40 feet to the southwesterly comer of said Parcel; thence along the westerly line of said Parcel, N.0°52'05"E., 243.56 feet to the northwesterly comer of said Parcel and a point in and intersection with the southerly line of said Ruan Addition; thence along the northerly line of said Parcel and the southerly line of said Ruan Addition, S.89°08'00"E., 49.60 feet to the Point of Beginning and containing 0.687 acres, more or less.

Red Butte Substation
Parcel Number: WYNA-0036
Located in Natrona County, Wyoming
Tax ID Number: 33801500031

A Parcel located in and being a portion of the SE¼NE¼, Section 15, Township 33 North. Range 80 West of the Sixth Principal Meridian, Natrona County, Wyoming and being more particularly described by metes and bounds as follows:

Beginning at the southeasterly comer of the Parcel being described and the northeasterly comer of the Red Butte Substation Tract and a point of intersection of the westerly line of Robertson Road and the southerly line of said SE¼NE¼, Section 15 and from which point the southeasterly comer of said SE¼NE¼, Section 15 bears N.89°07' 17"E., 278.50 feet; thence from said Point of Beginning and along the southerly line of said Parcel and SE¼NE¼, Section 15, S.89°05' 11"W., 442.48 feet to the southwesterly comer of said Parcel; thence along the westerly line of said Parcel and into said SE¼NE¼, Section 15, N.0°54'49"W., 196.70 feet to the northwesterly comer of said Parcel; thence along the northerly line of said Parcel, N.67°09'35"E., 526.46 feet to the northeasterly comer of said Parcel and a point in and intersection with the curved westerly line of said Robertson Road; thence along the easterly line of said Parcel and the westerly line of said Robertson Road and the arc of a true curve to the left, having a radius of 940.49 feet and through a central angle of 1°14'13", southwesterly, 20.30 feet and the chord of which bears S.6°21'20"W., 20.30 feet to a point of tangency; thence continuing along the easterly line of said Parcel and westerly line of said Robertson Road, S.5°42'36"W., 375.66 feet to the Point of Beginning and containing 135,000 square feet or 3.099 acres, more or less.

Deweyville Substation additional property
Internal Parcel: UTBX-0086
Located in Box Elder County, Utah
County Tax Assessor ID # 05-022-0030

A part of the South Half of Section 5, Township 11 North, Range 2 West of the SLB&M. Beginning at a point on the South right of way line of State Highway 102 and the East right of way line of the O.S.L.R.R. located North 00°00'00” East 794.96 feet along the West line of said Section and North 90°00'00” East 2145.53 feet from the Southwest Corner of said Section; running thence North 89°57'42” East 98.59 feet along said South right of way line; thence South 00°00'00” West 330.00 feet; thence North 89°57'41” East 90.10 feet; thence North 00°00'00” West 165.00 feet; thence North 89°57'42” East 100.32 feet; thence South 00°00'00” West 382.77 feet to an existing fence line being grantors South property line; thence North 73°27'01” West 72.25 feet; thence North 90°00'00” West 137.86 feet to said East right of way line of the O.S.L.R.R.; thence to the left along the arc of a 5779.58 foot radius curve, a distance of 533.51 feet, chord bears North 08°50'00” West 533.32 feet along said right of way line to the point of beginning.

Line 44 transmission line relocation
Internal Parcel No: CADN-0021
County and State: Del Norte County, State of California
County Assessor number: APN: 105-170-31 and 105-170-30

Parcel 1 and 2 as shown on the Parcel Map filed in the Office of County Recorder of Del Norte County, California on September 8, 1999 in Book 8 of Parcel Maps, Page 150.

Condit Decommissioning
Internal Parcel No: WAKT-0108
County and State: Klickitat County, State of Washington
County Assessor number: 03-10-1000-0007/00

That portion of the Northwest 1/4 of the Northeast 1/4 of Section 10, Township 3 North, Range 10 East, W.M., in the County of Klickitat, State of Washington, described as follows:

Commencing at a point on the North line of Section 10, which is 212.5 feet East of the North 1/4 corner of said Section 10; thence South parallel with the North and South centerline of said Section 10, a distance of 230 feet; thence East to the c:enter line of the perpetual right-of-way for road 24 feet wide of the Northwestern Electric Company, Inc., more fully described in Volume 42 of Deeds, page 345, records of said county; thence Northwesterly on said center line to the North line of said Section 10; thence West on said North line to the point of beginning.

Yreka Service Center
Internal Parcel No: CASI-0511
County and State: Siskiyou County, State of California
County Assessor number: APN 054-191-480

All that real property situate in the State of California, County of Siskiyou, described as follows:

A tract of land described as being a fractional portion of Lots 2, 3 and 4, Block 52 of the Town of Yreka City, in Siskiyou County, California, according to the Official Map of said Town, and more particularly described as follows:

Beginning at a found pipe on the Easterly line of Main Street from which the Southwest comer of said Lot 4 bears South 13°52'10" West a distance of 3.00 feet, and from said pipe the Northwest corner of Block 52 bears North 13°52'10" East a distance of 336.78 feet; Thence leaving said Easterly line South 75°24' East a distance of 256.80 feet to a point from which the Easterly corner of Lot 5 of said Block 52 bears South 10°32' West a distance of 3.01 feet; Thence South 10°32' West a distance of 80.21 feet to a point; Thence along the Southwesterly line of Lot 4, South 47°05'10" East, a distance of l21.44 feet to a point; Thence along the Southeasterly line of Lot 4, North 79°26' East a distance of 30.25 feet to a point on the Westerly right of way line of property belonging to the State of California; Thence leaving the Southeasterly line of Lot 4 and along the Westerly right of way line of the State of California property the following courses: North 11°30'21" West a distance of 47.63 feet to a point; North 78°29'39" East a distance of 22.23 feet to a point, along a tangent curve concave to the Northwest and having a radius of 105.01 feet, through an angle of 70°00' for a distance of l28.28 feet to a point; thence South 81°30'21" East a distance of 3.00 feet to a point; thence North 8°29'39" East a distance of 325.85 feet to a point on the Southerly line of Center Street; Thence along said Southerly line, North 78°11 '20" West a distance of 113.70 feet to a point; Thence leaving said Southerly line, South 12°11'40" West a distance of 100.00 feet a point; Thence North 78°11'20" West a distance of 29.00 feet to a point; Thence North 78°00'44" West a distance of 38.33 feet to a point; Thence North 78°11'20" West a distance of l34.05 feet to a point; Thence South 14°30'30" West a distance of 80.06 feet to a point; Thence North 75°24' West a distance of l08.65 feet to a point on the Easterly line of Main Street, from which a found nail and tag (RCE 8433) bears North 75°24' West a distance of 5.45 feet; Thence along said Easterly line south 11°01' West a distance of 57.33 feet to a point; Thence South 19°51' West a distance of 79.69 feet to a point on the Westerly line of Lot 4; Thence South 13°52'10" West a distance of 25.79 feet to the point of beginning.

EXCEPTING THEREFROM all that property Granted to Doyne M. Howell, in the Deed recorded September 6, 1977, in Book 792, Page 402, Official Records, described as follows:

All that portion of Lot 4 in Block 52 of Town of Yreka City, according to the Official Plat thereof on file in the Office of the County Recorder of Siskiyou County, California, described as:

Commencing at the Northeasterly comer of Lot 2 in Block 52; Thence Easterly along the South line of Center Street, 40.3 feet to the point of beginning; Thence continuing Easterly along the Southerly line of Center Street, a distance of 9 feet; Thence Southerly and parallel to the Easterly line of said Lot 2, a distance of 100 feet; Thence Westerly and parallel to the Southerly line of Center Street a distance of 9 feet; Thence Northerly and parallel to the Easterly line of said Lot 2, a distance of 100 feet to the point of beginning.

Lincoln Service Center
Internal Parcel No: ORLO-0503
County and State: Lincoln County, State of Oregon
County Assessor number: 07-11-15-AB-15400

A tract of land situated in Section 15, Township 7 South, Range 11 West of the Willamette Meridian, Lincoln County, Oregon, and more particularly described as follows:

Beginning at the northwest corner of Lot 9, Block 2, "DELAKE" according to the official plat thereof on file in the Plat Records of Lincoln County; thence from said point of beginning South 74° 35' East a distance of 173.00 feet along the north line of said Lot 9, its easterly extension and along a portion of Lot 11 of said Block 2; thence South 15° 25' West a distance of 36.4 feet; thence South 74° 35' East a distance of 44.1 feet; thence North 15° 25' East a distance of 36.4 feet to the easterly extension of said Lot 11 of said Block 2, "DELAKE”; thence South 74° 35' East a distance of 47.90 feet; thence South 15° 25' East a distance of 100.00 feet; thence North 74° 35' West a distance of 165.00 feet; thence South 15° 25' West a distance of 85.00 feet; thence North 74° 35' West a distance of 100.00 feet to the easterly right of way line of the Oregon Coast Highway 101; thence North 15° 25' East a distance of 185.00 feet along said easterly right of way line of said Oregon Coast Highway 101 to the point of beginning.

Klamath Service Center
Internal Parcel No: ORKL-0906
County and State: Klamath County, State of Oregon
County Assessor number: R3909-005D0-01400-000

A parcel of land situate in the Southeast Quarter of Section 5, Township 39 South, Range 9 East of the Willamette Meridian, Klamath County, Oregon, being more particularly described as follows:

Beginning at a 5/8 inch iron pin on the North-South center-of-section line of said Section 5 from which the South quarter comer of said Section bears South 01°29'10" West a distance of 69.00 feet; thence North 01°29'10" East along said North-South center-of-section line a distance of 481.00 feet to a ¾ inch iron pipe; thence leaving said center-of-section line South 88°46'10" East a distance of 1,313.30 feet to a 5/8 inch iron pin; thence South 01°22'30” West a distance of 481.00 feet to a 5/8 inch iron pin, said point being 69.00 feet Northerly of the South line Southeast Quarter of said Section 5; thence North 88°46'10" West parallel to the South line Southeast Quarter of said Section 5 a distance of 1,314.27 feet to the point of beginning.

Lassen Substation (Morris Property)
Internal Parcel No: CASI-0108
County and State: Siskiyou County, State of California
County Assessor number: APN: 036-220-170

All that portion of the Northeast quarter of the Northwest quarter of Section 21, Township 40 North, Range 4 West, M.D.M., described as follows:

Commencing at the North quarter section corner of Section 21, Township 40 North, Range 4 west, M.D.M.; thence along the North boundary of this Section 877.13 feet to the POINT OF BEGINNING of this parcel; thence continuing North 89 deg. 35' 22" West 360.00 feet; thence South 0 deg. 12' 50" West 280.00 feet; thence North 89 deg. 35' 22" West 80.00 feet; thence South 0 deg. 12' 50" West 363.65 feet to the centerline of County Road; thence along the centerline of the County Road South 47 deg. 32' 45" East 40.00 feet thence North 31 deg. 44' 20" East 784.87 feet to the POINT OF BEGINNING.

Lake Side Generation Plant (Parking Property)
Internal Parcel No: UTUT-0269
County and State: Utah County, State of Utah
County Assessor number: 35-581-0004

LOT 4, PLAT “A”, BURBRIDGE INDUSTRIAL SUBDIVISION, (A VACATION OF LOT 1, PLAT "A", C AND C MARBLE SUBDIVISION), ACCORDING TO THE OFFICIAL PLAT THEREOF ON FILE AND OF RECORD IN THE UTAH COUNTY RECORDER'S OFFICE.

Release Ponds
Internal Parcel No: WACZ-0155
County and State: Cowlitz County, State of Washington
County Assessor number: 508440101

PARCEL 1 AS DISCLOSED BY SURVEY RECORDED UNDER AUDITOR'S FILE NO. 931007021 AS RECORDED IN VOLUME 12 OF SURVEYS PAGE 139, BEING A PORTION OF THE EATON DONATION LAND CLAIM.

EXCEPT ANY PORTION LYING IN STATE ROUTE 503.

Casper Service Center
Internal Parcel: WYNA-0065
Located in Natrona County, Wyoming
County Tax Assessor ID #33790230101100

A tract of land in the NE1/4 SW1/4 and the NW1/4 SE1/4 of Section 2, Township 33 North, Range 79 West of the 6th P.M., Natrona County, Wyoming, Which tract is also a part of Lots 19 and 20, East Yellowstone Addition according to the plat thereof on file for reference only in the Office of the County Clerk of Natrona County, being described as follows:

Beginning at a point which is South 0° 23' West 90.85 feet from the center of said Section 2, said point also being a point in the southerly line of the Chicago, Burlington & Quincy Railroad Company right of way; thence North 83° 07' East 458.70 feet along said southerly railroad right of way line; thence South 10° 18' East 497.70 feet to a point on the northerly right of way line of U.S. Highway No. 20, said Highway sometimes referred to as Interstate Highway No. 25; thence along the following courses, each of which is along said northerly Highway right of way line as follows: South 72° 46' West 204.30 feet, thence South 81° 23 West 356.00 feet, thence South 80° 24 West 159.79 feet to a point which is the original southerly corner common to Lots 20 and 18 of said East Yellowstone Addition; thence North 0° 05' East 555.90 feet along the westerly lines of said Lots 19 and 20 which are common to the easterly line of said Lot 18 to a point in the southerly line of the Chicago, Burlington & Quincy Railroad Company right of way, which point is also the northerly and common corner of said Lots 18 and 19; thence North 83° 07' East 160.90 feet along said southerly right of way line to the point of beginning.

Excepting therefrom that portion described in that certain deed recorded in Book 172 of Deeds, page 582 and that portion described in deed recorded in Book 217 of Deeds, page 282.

Rawlins Service Center
Internal Parcel: WYCY-0018
Located in Carbon County, Wyoming
County Tax Assessor ID # part of 11110111

A tract of land in the NE1/4 SW1/4 SE1/4 of Section 8, Township 21 North, Range 87 West of the 6th P.M., Carbon County, Wyoming, described as follows: Beginning at a point on the west line of said subdivision 40 feet North of the Southwest corner thereof; thence South 89° 52' East 533.76 feet, parallel with the South line of said subdivision; thence North 35° 43' East 130.05 feet to a point on the west line of Nevada Street; thence North 0° 11' West 145.95 feet, along a line parallel with and 50 feet west of the East line of said subdivision; thence North 89° 52' West 608.37 feet to the West line of said subdivision; thence South 0° 13' East 250.00 feet, along said West line to the point of beginning.

IN WITNESS WHEREOF, PACIFICORP has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by an Authorized Executive Officer of the Company, and its corporate seal to be attested to by its Assistant Secretary for and in its behalf, and The Bank of New York Mellon Trust Company, N.A. has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents, and its corporate seal to be attested to by one of its Senior Associates, all as of the day and year first above written.

[SEAL]		PACIFICORP
By
/s/ Bruce N. Williams
Bruce N. Williams Vice President and Treasurer
Attest:
/s/ Jeffery Erb
Jeffery Erb Assistant Secretary
[SEAL]			THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee
By
/s/ Teresa Petta
Teresa Petta Vice President
Attest:
/s/ Raymond Torres
Raymond Torres Senior Associate

(Twenty-Fifth Supplemental Indenture)

STATE OF OREGON	)
)
COUNTY OF MULTNOMAH	) SS.:

On this ____ day of January, 2012, before me, ____________________________, a Notary Public in and for the State of Oregon, personally appeared Bruce N. Williams and Jeffery Erb, known to me to be Vice President and Treasurer and Assistant Secretary, respectively, of PACIFICORP, an Oregon corporation, who being duly sworn, stated that the seal affixed to the foregoing instrument is the corporate seal of said corporation and acknowledged this instrument to be the free, voluntary, and in all respects duly and properly authorized act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

[SEAL]

Residing at: Portland, Oregon

STATE OF CALIFORNIA	)
)
COUNTY OF LOS ANGELES	) SS.:

On this ____ day of January, 2012, before me, ____________________________, a Notary Public in and for the State of California, personally appeared Teresa Petta and Raymond Torres, known to me to be a Vice President and a Senior Associate, respectively, of THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, who being duly sworn, stated that the seal affixed to the foregoing instrument is the corporate seal of said corporation and acknowledged this instrument to be the free, voluntary, and in all respects duly and properly authorized act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

[SEAL]

Notary Public, State of California

(Twenty-Fifth Supplemental Indenture)